                                                                    EXHIBIT 99.1

Contact: Todd Fromer or Michael Cimini
         KCSA Worldwide
         212-682-6300


                 SOURCE INTERLINK REPORTS FIRST QUARTER RESULTS

BONITA SPRINGS, FL, JUNE 16, 2003 -- SOURCE INTERLINK COMPANIES (NASDAQ: SORC), the largest direct-to-retail magazine fulfillment distribution company and leading provider of magazine sales information and checkout retail management services, today announced revenue for the first quarter ended April 30, 2003, rose 21.4% to $81.0 million from $66.8 million in the same period last year.

Before giving effect to the final charges related to the relocation of company operations to its world headquarters in Bonita Springs, FL, net income was $1.9 million, or $0.10 per diluted share, and income before taxes was $2.6 million for the quarter.

Relocation charges totaled $1.7 million, approximately $500,000 more than expected, primarily due to severance payments and bonuses awarded to employees who assisted in the transition to Bonita Springs. Including relocation charges, the company reported first quarter net income of $642,000, or $0.04 per diluted share, compared to $1.6 million, or $0.09 per diluted share, in the year-earlier period. The company noted the relocation and associated consolidation of operations is expected to result in significant annual savings when fully realized in fiscal year 2005.

Leslie Flegel, Source Interlink chairman and chief executive officer, said, "First quarter results matched our expectations and provided a strong start to what we believe will be the most productive year in company history. As revenues from wire and wood manufacturing increase in the second and third quarters, the company will see overall higher profit margins when combined with the reliable and strong performance in Magazine Distribution.

"The results in each of our three core operating divisions reflect the beginnings of the benefits to be realized by the relocation of our world headquarters to southwest Florida. The move allows greater operating leverage that strengthens our category leadership positions and enhances the efficiency with which management deploys the company's resources. Importantly, the relocation was accomplished without interruption of business or loss of key personnel. We believe that our ability to successfully integrate the various components of our business and streamline operations is an important factor in achieving significantly higher sales and containing costs.

"First quarter results were led by our direct-to-retail magazine distribution division, Interlink, which reported revenue of $64.1 million in the first quarter compared to $47.5 million in the same period a year ago, an increase of 34.8%. This year's first quarter results illustrate the growing consistency of Interlink's performance which should improve throughout the year as business agreements signed last year become fully effective. Interlink's achievements in the domestic market, where we are expanding specialty distribution beyond bookstores, and in the international market, where we serve as the largest importer and exporter of magazines in the U.S., are reflective of a strong management team and the implementation of more effective operating procedures that have improved profit margins.

"In-Store Services, with first quarter revenue of $13.1 million, continued its strong growth trend in information management and rebate services from the most recent quarter. Our recent signing of five major publishers, including Reader's Digest and BusinessWeek, to whom we provide daily scan-based and historical magazine sales information as well as Cover Analyzer, is testimony to the impact our products and services have on the publishing community. Our intent to develop new proprietary information tools that improve the performance of our customers will continue to be a primary focus of the company. Wire manufacturing was down as expected in the first quarter due to the timing of orders. Based on finalized contracts, we anticipate a strong second and third quarter performance to balance our wire projections for the full year.

"Wood Manufacturing returned to profitability in the first quarter on revenue of $3.9 million. The division is expected to further improve with its recent agreement with The Hudson Group's airport terminal retail locations. In addition, we have received a commitment from a major customer for a number of new store openings this fiscal year. Wood Manufacturing is beginning to realize the benefits of our cross-selling capabilities that will help grow its business. For example, personnel from In-Store Services and Wood Manufacturing now work closely together in the sale and services relating to the new Genesis magazine merchandising system, which is now expanding to wine displays and other innovative in-store uses. Our Wood Manufacturing division also works closely with Interlink to supply custom displays where Interlink distributes its magazines."

Flegel concluded, "In the first quarter, Source Interlink began to realize the synergies between its three complementary business divisions. We continue to see opportunities for growth both domestically and internationally. Cash flows from operations were negative $5.2 million due primarily to the funding of new additional business for Interlink. As the year goes on, cash flows should turn positive as receivables are collected. Effective tax rates were lower than statutory rates due to continued realization of a Net Operating Loss carryforward (NOL) acquired through the acquisition of the Interlink Companies. We anticipate a tax benefit of approximately $0.01 each quarter or $0.04 per year in the future until the NOL is fully realized. Fundamentally, the company remains strong and we expect to announce soon the closing of a new financing agreement which will strengthen our capital structure and secure our long-term growth needs. We remain on target for our fiscal 2004 projections of net income between $0.55-0.65 per diluted share, on revenue of approximately $390 million."

Source Interlink will broadcast live via the Internet its first quarter conference call for fiscal year 2004 today at 10:00 a.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.companyboardroom.com. A replay of the webcast will be available for 30 days.

ABOUT SOURCE INTERLINK COMPANIES
Source Interlink Companies is the largest direct-to-retail magazine distributor and leading provider of marketing and front-end management services to publishers, retailers and vendors throughout North America. The company is also the leading custom designer and manufacturer of fixture displays for publishing, confectionary and general merchandise products.

Source Interlink's three complementary operating units, 1) In-Store Services, 2) Wood Manufacturing and 3) Distribution/Fulfillment, provide full-service turnkey solutions that enable retailers, publishers, confectioners and general mass merchandisers to manage and grow their respective businesses in the multi-billion dollar front-end checkout sector. Through its integrated, broad-based market capabilities, Source Interlink touches the lives of approximately 500 million consumers on a weekly basis.

Source Interlink's Distribution/Fulfillment Division distributes more than 5,000 titles to approximately 8,000 retail stores, predominantly major book chains and specialty retailers including Barnes & Noble, Borders and B. Dalton Booksellers. The division is the largest U.S. importer of foreign magazine titles and the largest exporter of U.S. titles to the international market. In addition, the division distributes to the secondary wholesale channel. The company's ICN website offers retailers, suppliers, and publishers proprietary sales and marketing information products and services on a daily and weekly basis. For more information, please visit the company's website, http://www.sourceinterlink.com/.

This release contains certain forward-looking statements and information relating to Source Interlink that is based on the beliefs of Source Interlink's management, as well as assumptions made by and information currently available to the company. Such statements reflect the current views of the company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.

You may register to receive Source Interlink's future press releases or to download a complete Digital Investor Kit TM including press releases, regulatory filings and corporate materials by clicking on the "KCSA Interactive Platform" icon at www.kcsa.com.

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

                                                                  (Unaudited)
                                                              Three Months Ended
                                                                  April 30,
                                                             --------------------
                                                               2003        2002
                                                             --------    --------
Revenues                                                     $ 81,015    $ 66,755
Costs of Revenues                                              60,234      48,071
                                                             --------    --------
Gross Profit                                                   20,782      18,684
Selling, General and Administrative Expense                    17,415      14,874
Relocation Expenses                                             1,730         296
                                                             --------    --------
Operating Income                                                1,637       3,514
                                                             --------    --------
Other Income (Expense)
            Interest expense, net                                (906)       (806)
            Other                                                 152          77
                                                             --------    --------
Total Other Income (Expense)                                     (754)       (729)
                                                             --------    --------
Income Before Income Taxes                                        883       2,786
Income Tax Expense                                                241       1,188
                                                             ========    ========
Net Income                                                   $    642    $  1,598
                                                             ========    ========
Earnings per Share -- Diluted                                $   0.04    $   0.09
Weighted Average of Shares Outstanding -- Diluted (Note 8)     18,470      18,431
                                                             ========    ========

                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheet
                      (in thousands, except per share data)

                                                                           (Unaudited)
                                                                          April 30, 2003
                                                                               2003
                                                                         -----------------
Cash                                                                     $           6,717
Accounts Receivable                                                                 64,575
Inventory                                                                           15,477
Income Tax Receivable                                                                7,806
Other Current Assets                                                                 4,016
                                                                         -----------------

Property, Plant and Equipment (Net)                                                 98,591
Intangible Assets                                                                   19,831
Other Assets                                                                        52,504
                                                                                     5,680
                                                                         -----------------
      Total Assets                                                                 176,606
                                                                         -----------------

Checks issued against future advances on revolving credit facilities                 5,696
Accounts payable and accrued expenses                                               57,230
Current maturities of long-term debt                                                36,405
Other current liabilities                                                               24
                                                                         -----------------
                                                                                    99,355
Debt, less current liabilities                                                      23,235
Other liabilities                                                                      572
                                                                         -----------------


     Total Liabilities                                                             123,162


Equity                                                                              53,444
                                                                         -----------------
     Total Liabilities and Equity                                        $         176,606
                                                                         =================